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                                                                     Exhibit 3.6
[LOGO OF ASHURST MORRIS CRISP]

DECLARATION OF TRUST

Smith & Nephew Trustee Limited

relating to the Common Access Shares
in the capital of Smith & Nephew plc

       April 2003

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THIS DECLARATION OF TRUST is made on         April 2003
BY SMITH & NEPHEW TRUSTEE LIMITED whose registered office is situated at Heron House, 15 Adam Street, London WC2N 6LA (hereinafter referred to as the "Nominee" which expression shall be deemed to include the person or persons who are for the time being the trustee or trustees of the Trust declared hereby hereof).

RECITAL

The Nominee has agreed to the allotment and issue to it of Common Access Shares and to hold the same subject to the Articles of Association of Smith & Nephew plc and Smith & Nephew Group plc upon the trusts and with and subject to the powers and provisions hereinafter set out. The purpose of the Trust is for the Nominee to serve as a conduit for the distribution of cash dividends declared by Group in respect of Ordinary Shares to the Dividend Beneficiaries.

NOW THIS DEED WITNESSES AS FOLLOWS:

1.      DEFINITIONS

        In this Deed the following words and expressions shall have the following meanings, save where the context otherwise requires:

        "Common Access Shares" means the common access shares of 0.001 pence each in the capital of Smith & Nephew, as subdivided or consolidated from time to time, having the rights set out in the articles of association of Smith & Nephew;

        "Company" or "Smith & Nephew" means Smith & Nephew PLC (registered number 00324357) whose registered office is at 15 Adam Street, London WC2N 6LA;

        "dividend" includes a bonus payable on the Common Access Shares;

        "Dividend Beneficiary" means in relation to a particular dividend a Shareholder who has made (or shall be deemed to have made) a Valid Dividend Election which is subsisting at the Relevant Time for that dividend;

        "Elected Shares" means as regards a particular Shareholder and in relation to a particular dividend proposed to be declared by Group (or, in the case of a Total Election Condition subsisting, a particular dividend announced by Group as being payable by Smith & Nephew) that number of Common Access Shares equal to the number of Ordinary Shares in respect of which that Shareholder has made Valid Dividend Elections which subsist (or which are deemed to subsist) as at the Relevant Time for that particular dividend;

        "Group" means Smith & Nephew Group PLC (registered number 43848753) whose registered office is at 15 Adam Street, London WC2N 6LA and whose principal place of business is at 122 rte du Moulin de la Ratte, 1236 Cartigny, Switzerland;

        "Liquidation Beneficiary" means a Shareholder;

        "Ordinary Shares" means the ordinary shares of 12.5p each in the capital of Group, as subdivided or consolidated from time to time;

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        "record date" means in relation to a particular dividend the date determined and announced by Group as the date upon which a person must be registered on the Register in order to qualify to receive that dividend declared or payable by Group on its Ordinary Shares or in the case of a Total Election Condition subsisting the dividend declared or payable by Smith & Nephew on the Common Access Shares;

        "Register" means the register of members of Group;

        "Related Dividend" means, in relation to any cash dividend declared by Smith & Nephew in respect of the Common Access Shares, a dividend declared or paid by Group on its Ordinary Shares:

        (a) in the case of a final dividend on the Ordinary Shares, at a General Meeting of Group (convened for the purpose of approving the final dividend on the Ordinary Shares) notice of which is announced or issued within 30 days of the date of declaration of the dividend on the Elected Shares;

        (b) in the case of an interim dividend on the Ordinary Shares, where an announcement by Group specifying the date for the payment of the interim dividend is issued within 30 days of the date of declaration of the dividend on the Elected Shares,

        "Relevant Time" means in relation to any particular dividend the close of business on the record date for that dividend;

        "scrip dividend" means any cash dividend declared or paid by Group on its Ordinary Shares, in lieu of which, in whole or in part, a person registered as a member of Group on the relevant record date shall, either by election or otherwise, receive fully paid shares in the issued share capital of Group;

        "Shareholders" means, at any time, the persons registered in the Register as holders of one or more Ordinary Shares and where there is more than one person registered jointly, the first person so registered to the exclusion of all others shall be deemed to be the Shareholder;

        "Swiss Clearing System" means SIS SegaIntersettle AG, or any of its successors in title, or any other Swiss clearing system as the directors may from time to time identify;

        "Total Election Condition" a Total Election Condition shall subsist as regards any particular dividend which would otherwise have been declared and paid by Group if at the Relevant Time for that dividend Valid Dividend Elections have been made (or are deemed to have been made) in respect of all Ordinary Shares then in issue;

        "Trust" means the trust declared by the Nominee pursuant to this Deed;

        "Valid Dividend Election" a Shareholder shall have made (and be deemed to have made) a Valid Dividend Election in respect of a particular dividend if at the Relevant Time for that dividend:

        (a) his address in the Register is an address outside Switzerland and his Ordinary Shares are not held through a Swiss Clearing System and he has not given written notice to

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                Group electing to receive dividends on all or any of his
                Ordinary Shares from Group; or

        (b) his address in the Register is an address in Switzerland or his Ordinary Shares are held through a Swiss Clearing System and he has given (and not withdrawn in writing) written notice to Group electing to receive dividends in respect of all or any of his Ordinary Shares from Smith & Nephew,

        PROVIDED that a Valid Dividend Election shall not have been made (or shall be deemed not to have been made):

        (c) in respect of a dividend (or the relevant part thereof) where the particular Shareholder elects or has elected (but only to the extent of such election) to receive a scrip dividend in lieu of any cash dividend;

        (d) in respect of a dividend (or the relevant part thereof) which is not paid in cash; and

        (e) if at the relevant time Smith & Nephew is no longer (directly or indirectly) a subsidiary of Group.

2.      DECLARATION OF TRUST

2.1 The Nominee hereby declares that it holds and will hold the Common Access Shares from time to time allotted to it upon bare trust for Shareholders absolutely in accordance with the Articles of Association of the Company and of Group respectively and the Trust shall be known as the "Smith & Nephew Common Access Trust".

2.2 It is the intention that, for U.S. federal and state income tax purposes, this declaration of trust constitutes a mere custodial arrangement that does not rise to the level of a trust within the meaning of U.S. Treasury Regulation Section 301.7701-4 and the provisions of this Deed shall be interpreted consistently with such intention.

3.      DURATION OF TRUSTS

3.1 Subject as may otherwise be provided in this Deed, this Deed and the trusts declared in it shall continue in force until terminated by the Nominee at the direction of Group or in accordance with the provisions of clause 3.2.

3.2 Shareholders entitled between them to all the Common Access Shares for the time being subject to the trusts hereof may give written notice to the Nominee to terminate this Deed. Such notice must be given not less than 30 days prior to the proposed date of termination and must expire after the date of this Deed. On the expiry of such notice, this Deed and the trusts herein declared shall terminate.

3.3 As soon as reasonably practicable after the termination of this Deed, the Nominee shall transfer to each Shareholder that Shareholder's proportionate interest in the assets of the Trust, such proportionate interest being equal to A/B, where A is equal to the number of Ordinary Shares held by that Ordinary Shareholder at the time of termination of this Deed and B is equal to the aggregate number of Ordinary Shares in issue at that time.

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4.      TRUSTS OF MONIES RECEIVED BY NOMINEE

4.1 Subject to the provisions of this Clause 4, the Nominee shall, on receipt, directly or indirectly, of any cash dividend declared by Smith & Nephew in respect of Elected Shares distribute or procure the distribution of the same (subject to any deduction or withholding required by law) to the Dividend Beneficiaries in respect of that cash dividend, each such Dividend Beneficiary to be entitled, subject as hereinafter provided, to receive an amount (the "Relevant Amount") equal to A/B where A is equal to the number of Elected Shares of that Dividend Beneficiary at the Relevant Time for the relevant dividend and B is equal to the aggregate number of Elected Shares of the Dividend Beneficiaries at the Relevant Time for the relevant dividend PROVIDED that the proportions shall be adjusted accordingly by the Nominee if any Ordinary Shares held by a Dividend Beneficiary are not fully paid as at the Relevant Time for the relevant dividend.

4.2 The Nominee shall be deemed to have received any cash dividend which may be declared by Smith & Nephew in respect of the Elected Shares only upon actual receipt by the Nominee of such dividend or receipt by the Nominee of notice from Smith & Nephew that the funds in respect of such dividend are available for payment to, or at the direction of, the Nominee and for the avoidance of doubt, where any dividend which may be declared by Smith & Nephew in respect of the Elected Shares has been declared conditionally upon the declaration of a dividend by Group on its Ordinary Shares, only upon such condition being satisfied shall the Nominee have any right to receive or recover the dividend on the Elected Shares or, if the Nominee has then received the dividend in question, to retain it.

4.3 Any distribution to the Dividend Beneficiaries in accordance with this Clause 4 shall, where relevant, be made on the same day, as nearly as practicable, as the date upon which the Related Dividend is payable to the holder of such Ordinary Shares.

4.4 The Nominee shall hold any dividend unclaimed by a Dividend Beneficiary (subject to any deduction or withholding required by law) on bare trust for the relevant Dividend Beneficiary. To the extent that such unclaimed dividend shall accrue any interest, such interest shall be held by the Nominee on bare trust for the Dividend Beneficiary and upon the dividend being claimed any such interest shall be paid (less any reasonable costs incurred by the Nominee in retaining such dividend and making efforts to discover the whereabouts of the Dividend Beneficiary) to the relevant Dividend Beneficiary together with the dividend. Any dividend which has remained unclaimed for twelve years from the date when it became due for payment shall be forfeited and cease to remain owing to the Dividend Beneficiary and shall be payable (together with any accrued interest) to the Company.

4.5 If any Dividend Beneficiary elects, or has elected to participate in any share dividend or distribution reinvestment plan of Group, the Nominee shall, instead of distributing the Relevant Amount (or the relevant part thereof) to that Dividend Beneficiary apply the same on behalf of such Dividend Beneficiary in subscribing for Ordinary Shares payable in full or by instalments or in paying up in full or by instalments any unpaid or partly paid Ordinary Shares in Group held by such Dividend Beneficiary on the terms of any such plan or otherwise make such arrangements as are necessary for the purposes of enabling a Dividend Beneficiary who so elects to participate in any such share dividend or distribution reinvestment plan made by Group for the benefit of holders of its Ordinary Shares.

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5.      LIQUIDATION

5.1 If the Nominee shall receive, whether directly or indirectly, any distribution of assets from Smith & Nephew in respect of the entitlement of Common Access Shares to funds on a liquidation of Smith & Nephew, the Nominee shall distribute or procure the distribution of the same to the Liquidation Beneficiaries as at the date of liquidation (as determined by the Nominee), each Liquidation Beneficiary being entitled, subject as hereinafter provided, to a proportionate share in the assets equal to A/B, where A is equal to the number of Ordinary Shares registered in the name of that Liquidation Beneficiary as at the date of liquidation (as so determined by the Nominee) and B is equal to the aggregate number of Ordinary Shares in issue at the date of liquidation (as so determined by the Nominee) PROVIDED that the proportions shall be adjusted accordingly by the Nominee if any Ordinary Shares held by a Liquidation Beneficiary are not fully paid as at the date of liquidation (as so determined by the Nominee).

5.2 The Nominee shall be deemed to have received any sum on liquidation in respect of the Common Dividend Access Shares only upon actual receipt by the Nominee of such sum or receipt by the Nominee of notice from Smith & Nephew that the amount in respect of such liquidation is available for payment to, or at the direction of, the Nominee.

6.      DISPOSAL OF SHARES

6.1 A Shareholder beneficially entitled to a Common Access Share shall not be entitled to dispose of any beneficial interest in that share other than by the transfer of the corresponding Ordinary Share whereupon the beneficial interest in the Common Access Share shall vest in the transferee.

6.2 The Nominee shall not be entitled to dispose of any Common Access Shares for the time being registered in its name otherwise than in accordance with the terms of this Deed and the Articles of Association for the time being of Smith & Nephew.

7.      VOTING RIGHTS

7.1 The Nominee shall use its reasonable endeavours to cause a copy of each and every notice of any class meeting of the holders of Common Access Shares in Smith & Nephew for the time being registered in the name of the Nominee to be sent to each of the Shareholders.

7.2 If the Nominee shall receive from any Shareholder, not later than 48 hours before the time fixed for the holding of any such meeting, a request in writing as to the way in which the voting rights exercisable in respect of the Common Dividend Access Shares in respect of which that Shareholder has a beneficial interest shall be exercised at such meeting, the Nominee shall exercise the voting rights exercisable in respect of those Common Dividend Access Shares in accordance with the views expressed by the Shareholder concerned.

7.3 Under no circumstances shall the Nominee be liable to a Shareholder for any failure to send a notice of any meeting of the holders of any class of shares in Smith & Nephew to a Shareholder or for any failure to exercise voting rights in accordance with the wishes of a Shareholder.

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8.      NOTICES

8.1 Any notice to be given hereunder may be served either personally or by sending it through the post in a pre-paid envelope addressed, in the case of the Nominee, to it at its registered office for the time being and, in the case of any Shareholder, addressed to him at his address as appearing in the Register.

8.2 Any notice to be served on the Nominee or on any Shareholder shall, if served by post, be deemed to have been served on the day next but one following that on which the letter containing the same is posted.

9.      THIRD PARTY RIGHTS

        The Contracts (Rights of Third Parties Act) 1999 is hereby excluded.

10.     NOMINEE

10.1 The power of appointing new nominees shall be exercisable by Group which shall also have power to remove the Nominee and, in the event Group receives written notice from the Nominee that it wishes to retire from the trusts of this declaration, Group shall use its best endeavours promptly to appoint a new nominee or nominees.

10.2 The Nominee shall, by written direction of Group, amend the provisions of this Deed. No such amendment shall be permitted to revoke in whole or in part or otherwise adversely impact the beneficial interest in the Common Access Shares conferred by clause 2. The Nominee shall also make such changes to the terms of the Trust as shall be appropriate to account for any amendments made to the Articles of Association of Smith & Nephew or the Articles of Association of Group.

10.3 Any nominee for the time being hereof shall be entitled only to be reimbursed in respect of out-of-pocket expenses properly incurred by him.

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11.     GOVERNING LAW

        This Deed shall be governed by and construed in accordance with English law.

IN WITNESS whereof the Nominee has executed this Deed the day and year first before written

        Executed as a deed by SMITH & NEPHEW               )
        TRUSTEE LIMITED acting by a director               )
        and its secretary/two directors:                   )
                                                           )

                                             Director

                                    Director/Secretary

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